                                                                     EXHIBIT 3.2

                           CERTIFICATE OF CORRECTION
                                      OF
                          FIFTH AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                                MEGABIOS CORP.


     Benjamin F. McGraw III and Alan C. Mendelson certify that:

1. They are the President and Secretary, respectively, of MEGABIOS Corp., a California corporation.

2. The name of the corporation filing this certificate is MEGABIOS Corp. and it is a California corporation.

3. The instrument being corrected is entitled "FIFTH AMENDED AND RESTATED ARTICLES OF INCORPORATION OF MEGABIOS CORP." and said instrument was filed in the office of the Secretary of State of the State of California on May 12, 1997.

4. Article III of said FIFTH AMENDED AND RESTATED ARTICLES OF INCORPORATION, as corrected, should read in its entirety as follows:

                                  ARTICLE III

     This Corporation is authorized to issue two classes of shares, which shall respectively be designated as "Preferred Stock" and "Common Stock." The total number of shares of Common Stock the Corporation is authorized to issue is Forty Five Million (45,000,000), and the total number of shares of Preferred Stock the Corporation is authorized to issue is Thirty Four Million (34,000,000).

     The shares of Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. Subject to the provisions of Section 6 of Article III, the Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, alter, or reduce the number of shares comprising any such series (but not below the number of such shares then outstanding) and the designation thereof, or any of them, and to provide for rights and terms of redemption or conversion of the shares of any such series.

                                       1.

     1. TITLE OF SERIES AND NUMBER OF SHARES. The initial series of Preferred Stock shall be designated "Series A Preferred Stock" (the "Series A Preferred") and shall consist of Three Million Eighty-Seven Thousand Six Hundred and Sixty-Six (3,087,666) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" (the "Series B Preferred") and shall consist of Three Million Two Hundred Sixty-Seven Thousand Two Hundred and Fifty (3,267,250) shares. The third series of Preferred Stock shall be designated "Series C Preferred Stock" (the "Series C Preferred") and shall consist of Eleven Million One Hundred Thousand (11,100,000) shares. The fourth series of Preferred Stock shall be designated "Series D Preferred Stock" (the "Series D Preferred") and shall consist of Seven Million Five Hundred Forty-Five Thousand Eighty-Four (7,545,084) shares. The fifth series of Preferred Stock shall be designated "Series E Preferred Stock" (the "Series E Preferred") and shall consist of Four Million (4,000,000) shares. The sixth series of Preferred Stock shall be designated "Series F Preferred Stock" (the "Series F Preferred") and shall consist of Four Million (4,000,000) shares. As used herein, the term "Series Preferred" shall refer collectively to the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred.

     2. DIVIDENDS. The holders of outstanding Series Preferred shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at an annual rate of $0.0204 per share of Series A Preferred and $0.0777 per share of Series B, Series C, Series D, Series E and Series F Preferred, respectively. Such dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. The right to such dividends shall not be cumulative and no right shall accrue to holders of Series Preferred by reason of the fact that dividends on such shares were not declared in any prior year, nor shall any undeclared or unpaid dividends bear or accrue interest. Dividends other than dividends payable solely in Common Stock may be declared or paid upon shares of Common Stock in any fiscal year of the Corporation only if dividends at the annual rates set forth above shall have been paid or declared and set apart upon all shares of Series Preferred for such fiscal year. No dividend shall be declared or paid with respect to the Common Stock unless at the same time an equivalent dividend is declared or paid with respect to the Series Preferred, assuming the conversion of each of the series of the Series Preferred into Common Stock at the then applicable Conversion Rate for each series, as set forth in Section 4 below. The holders of the Preferred Stock expressly waive their rights, if any, as described in California Corporations Code Sections 502, 503 and 506 as they relate to the repurchase of shares of Common Stock issued to or held by employees or directors of or consultants to the Corporation or any of its subsidiaries upon termination of their employment or services.

                                       2.

     3.   LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation and until all preferential amounts owed to them under this Section 3(a) have been paid, the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred shall be entitled to receive, prior and in preference to any distribution of any asset or property of the Corporation to the holders of Common Stock by reason of their ownership thereof, the amount of $0.3401 per share for each share of Series A Preferred, $1.2945 per share for each share of Series B Preferred, $1.9418 for each share of Series C Preferred, $2.407 for each share of Series D Preferred, $2.50 for each share of Series E Preferred and $3.50 for each share of Series F Preferred then held by them, plus an amount equal to all declared but unpaid dividends on the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred, respectively, as of the liquidation date (each as adjusted for stock splits, combinations and similar events with respect to the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred).

          (b) After the payment of the full liquidation preference of the Series A, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred as set forth in Section 3(a) above, the remaining assets of the Corporation, if any, shall be distributed ratably among the holders of Common Stock and Series C Preferred in proportion to the number of shares held by them, assuming the conversion of the Series C Preferred into Common Stock at the then applicable Series C Conversion Rate as set forth in
Section 4 below. If, upon any liquidation, distribution, or winding up of the Corporation, the assets of the Corporation shall be insufficient to make payment in full of such amounts to all holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred, then such assets shall be distributed among such holders ratably in proportion to the full amounts to which they would otherwise be entitled.

          (c)  The following events shall be considered a liquidation under
Section 3(a) above:

               (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization in which the Corporation shall not be the continuing or surviving entity of such consolidation, merger or reorganization or any transaction or series of related transactions by the Corporation in which in excess of 50% of the Corporation's voting power is transferred; or

               (ii) a sale, lease, license or other disposition of all or substantially all of the assets of the Corporation.

          (d) FAIR MARKET VALUE. Any securities to be distributed pursuant to this Section 3 shall be valued as follows:

                                       3.

               (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                    (1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                    (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three (3) days prior to the closing; and

                    (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and a majority-in-interest of the holders which would have been entitled to receive such securities or the same type of securities.

               (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs 3(d)(i)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and a majority-in-interest of the holders which would be entitled to receive such securities or the same type of securities.

     4. CONVERSION. The holders of the Series Preferred shall have conversion rights as follows (the "Conversion Rights"):

          (a) RIGHT TO CONVERT. Each share of Series Preferred shall be convertible at the option of the holder thereof, at any time after the original issue date, at the office of the Corporation or any transfer agent for the Series Preferred. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable "Conversion Rate" then in effect (determined as provided in Section 4(b) below) by the number of shares of Series Preferred being converted by such holder.

          (b) CONVERSION RATE. The conversion rate in effect at any time for conversion of shares of Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing $0.25222, plus any declared and unpaid dividends, by the "Series A Conversion Price," calculated as provided in
Section 4(c) below. The conversion rate in effect at any time for conversion of shares of Series B Preferred (the "Series B Conversion Rate") shall be the quotient obtained by dividing $1.2945, plus any declared and unpaid dividends, by the "Series B Conversion Price," calculated as provided in Section 4(c) below. The conversion rate in effect at any time for conversion of shares of Series C Preferred (the "Series C Conversion Rate") shall be the quotient obtained by dividing $1.2945, plus any declared and unpaid dividends, by the "Series C Conversion Price," calculated as provided in Section 4(c) below. The conversion

                                       4.

rate in effect at any time for conversion of shares of Series D Preferred (the "Series D Conversion Rate") shall be the quotient obtained by dividing $2.407, plus any declared and unpaid dividends, by the "Series D Conversion Price," calculated as provided in Section 4(c) below. The conversion rate in effect at any time for conversion of shares of Series E Preferred (the "Series E Conversion Rate") shall be the quotient obtained by dividing $2.50, plus any declared and unpaid dividends, by the "Series E Conversion Price," calculated as provided in Section 4(c) below. The conversion rate in effect at any time for conversion of shares of Series F Preferred (the "Series F Conversion Rate") shall be the quotient obtained by dividing $3.50, plus any declared and unpaid dividends by the "Series F Conversion Price," calculated as provided in Section 4(c) below.

          (c) CONVERSION PRICE. The conversion price for the Series A Preferred (the "Series A Conversion Price") shall initially be $0.3401. The conversion price for the Series B Preferred (the "Series B Conversion Price") shall initially be $1.2945. The conversion price for the Series C Preferred (the "Series C Conversion Price") shall initially be $1.2945. The conversion price for the Series D Preferred (the "Series D Conversion Price") shall initially be $2.407. The conversion price for the Series E Preferred (the "Series E Conversion Price") shall initially be $2.50. The conversion price for the Series F Preferred (the "Series F Preferred") shall initially be $3.50. The initial Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price and Series F Conversion Price shall each be adjusted from time to time in accordance with this Section
4. All references herein to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price shall mean the conversion price as so adjusted.

          (d) AUTOMATIC CONVERSION. Each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred Stock shall automatically be converted into share(s) of Common Stock based on the then effective Series A Conversion Rate, Series B Conversion Rate, Series C Conversion Rate, Series D Conversion Rate, Series E Conversion Rate or Series F Conversion Rate, respectively, immediately upon the closing of a firm commitment underwritten offer and sale of Common Stock for the account of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a public offering price per share not less than $2.50 (as appropriately adjusted for stock splits and the like) and with aggregate gross proceeds to the Corporation, after deduction of underwriters' commissions and expenses, exceeding Seven Million Five Hundred Thousand Dollars ($7,500,000).

          (e) MECHANICS OF CONVERSION. Before any holder of Series Preferred shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series Preferred, and shall give written notice to the Corporation at such office that he elects to convert the same, and shall state therein the name or names which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to each such holder of

                                       5.

Series Preferred, as applicable, or to his nominee or nominees, any certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective conversion price for such series of Series Preferred.

          (f)  ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES.

               (i) SPECIAL DEFINITIONS. For purposes of this subsection 4(f), the following definitions apply:

                    (A) "OPTIONS" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible Securities, each as hereinafter defined.

                    (B) "ORIGINAL ISSUE DATE" shall mean the date on which a share of Series B Preferred Stock was first issued.

                    (C) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

                    (D) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to subsection 4(f)(ii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                         (1)  upon conversion of shares of Series A Preferred,
Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred;

                         (2)  to officers, directors or employees of or
consultants, lessors or suppliers to the Corporation pursuant to any stock purchase plan or arrangement, stock option plan, or other stock incentive plan or agreement approved by the Board of Directors not to exceed 4,920,000 shares (plus any shares repurchased by the Corporation after the Original Issue Date from any officer, director or employee of or consultant to the Corporation pursuant to any of the plans or arrangements referred to in this clause (2));

                                       6.

                         (3)  by way of dividend or other distribution on the
Series Preferred or any event for which adjustment is made pursuant to Section 4(g) hereof; or

                         (4)  by way of dividend or other distribution on shares
excluded from the definition of Additional Shares of Common Stock by the forgoing clauses (1), (2), (3) or this clause (4).

               (ii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefore, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to subsection 4(f)(iv) hereof) of such Additional Shares of Common Stock would be less than the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price, respectively, in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (A) no further adjustments in the respective Conversion Prices shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation or in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the respective Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the respective Conversion Prices shall affect Common Stock previously issued upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred);

                    (C) Upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the respective Conversion Prices computed upon the original issue thereof (or upon the

                                       7.

occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall upon such expiration, be recomputed as if:

                         (1)  in the case of Convertible Securities or Options
for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                         (2)  in the case of Options for Convertible Securities,
only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to subsection 4(f)(iv)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (D) no readjustment pursuant to clauses (B) or (C) above shall have the effect of increasing the respective Conversion Prices to an amount which exceeds the lower of (1) such Conversion Price on the original adjustment date, or (2) such Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                    (E) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the respective Conversion Prices shall be made (except as to shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred converted in such period), until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

                    (F) if any such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed thereof, the adjustment previously made in the respective Conversion Prices which became effective on such record date shall be canceled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any.

               (iii) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant

                                       8.

to subsection 4(f)(ii) hereof) without consideration or for a consideration per share less than the respective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price in effect on the date of and immediately prior to such issue, then in such event, such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price, as applicable, shall be reduced concurrently with such issue in order to increase the number of shares of Common Stock into which the applicable series of Series Preferred is convertible to a price (calculated to the nearest hundredth of a cent) determined by the following formula:

                                                 C
                                               ---
                             CP' = CP  x   CS + CP
                                           -------
                                           CS + AS

where:

     CP   =    the respective Conversion Price in effect on the date of and immediately prior to such issue,

     CP'  =    the Conversion Price as so adjusted,

     CS   =    the number of shares of Common Stock outstanding immediately prior to such issue, including shares issuable upon (i) conversion of all outstanding Preferred Stock, (ii) exercise of all outstanding options and warrants to purchase Common Stock,
               (iii) exercise and conversion of all outstanding options or warrants to purchase Preferred Stock, and (iv) immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 4(f)(ii) hereof, such additional shares of Common
               Stock.

     C    =    the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued, and

     AS   =    the number of Additional Shares of Common Stock so issued.

Notwithstanding the foregoing, the Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than one hundredth of a cent ($0.0001), but any such amount shall be carried forward and deduction with respect thereof made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate one hundredth of a cent ($0.0001) or more.

               (iv) DETERMINATION OF CONSIDERATION. For purposes of this subsection 4(f), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                       9.

                    (A)  CASH AND PROPERTY:  Such consideration shall:

                         (1)  insofar as it consists of cash, be computed at the
aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                         (2)  insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                         (3)  in the event Additional Shares of Common Stock are
issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

                    (B) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subsection 4(f)(ii) relating to Options and Convertible Securities shall be determined by dividing:

                         (1)  the total amount, if any, received or receivable
by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                         (2)  the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (g) ADJUSTMENT OF CONVERSION PRICE FOR DIVIDENDS, DISTRIBUTIONS, COMBINATIONS OR CONSOLIDATIONS.

               (i) STOCK DIVIDENDS, DISTRIBUTIONS OR SUBDIVISIONS. In the event the Corporation shall, at any time or from time to time after the date on which shares of a given series of Series Preferred were first issued, issue Common Stock in a stock dividend, stock distribution or subdivision, the Conversion Price in effect for such series immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

                                      10.

               (ii) COMBINATIONS OR CONSOLIDATIONS. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, at any time or from time to time after the date on which shares of a given series of Series Preferred were first issued into a lesser number of shares of Common Stock, the Conversion Price in effect for such series immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               (iii) OTHER DIVIDENDS OR DISTRIBUTIONS. If the Corporation at any time or from time to time after the date on which shares of a given series of Series Preferred were first issued makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then in each such event provision shall be made so that the holders of such series of Series Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their series of Series Preferred been converted into Common Stock on the date of such event and had they thereafter retained such securities through and including the conversion date, subject to all other adjustments called for during such period under this Section 4.

               (iv) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the date on which shares of a given series of Series Preferred were first issued, the Common Stock issuable upon the conversion of such series of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4 or in Section 3), in any such event each holder of such series of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               (v) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the date on which shares of a given series of Series Preferred were first issued, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4 or in Section 3), as a part of such capital reorganization, provision shall be made so that the holders of such series of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred, as applicable, the number of shares of stock or other securities or property of the Corporation to

                                      11.

which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price and Series F Conversion Price, respectively, then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

          (h) NO IMPAIRMENT. Without the consent of a majority of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred, the Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but it will at all times in good faith assist in the carrying out of all of the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred, respectively, against impairment.

          (i) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and furnish to each holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred, as appropriate, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred, furnish or cause to be furnished to each holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price in effect at the time, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred.

          (j) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of the record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each respective holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred, at

                                      12.

least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

          (k) RESERVATION OF STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the respective conversion of the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the respective conversion of all outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (l) NOTICES. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series Preferred shall be deemed given upon receipt. Notice may be deposited in the United States certified or registered mail, first class postage prepaid, or by personal (courier) delivery and addressed to each holder of record at his address appearing on the books of the Corporation.

     5. VOTING RIGHTS. Except as otherwise provided herein or as required by law, the Series Preferred shall be voted with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of shareholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred, shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

     6. RESTRICTIVE COVENANTS. In addition to any other rights provided by law;

          (a) So long as at least 1,000,000 shares of Series B Preferred or Series C Preferred remain outstanding, the Corporation shall not, without obtaining the vote or written consent of the holders of a majority of the outstanding shares of the Series B Preferred and Series C Preferred (voting together as a single class):

                                      13.

               (i) Amend or repeal any provision of the Articles of Incorporation or the Bylaws of the Corporation so as to affect adversely the rights, powers, preferences, or other special rights or privileges of the Series B Preferred or Series C Preferred;

               (ii) Authorize or issue shares of any class or series of equity securities of the Corporation having any preference or priority as to dividends or assets superior to any such preference or priority of the Series B Preferred or Series C Preferred; or

               (iii) Increase the authorized number of shares of the Series B Preferred or Series C Preferred; and

          (b) So long as at least 1,000,000 shares of the Series A Preferred, Series B Preferred and Series C Preferred remain outstanding, the Corporation will not, without obtaining the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred, Series B Preferred and Series C Preferred (voting together as a single class):

               (i) Authorize or issue shares of any class or series of equity securities of the Corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred, Series B Preferred and Series C Preferred;

               (ii) Pay or declare a dividend on, or repurchase or redeem, any Common Stock (except for repurchases of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of employment or in exercise of the Corporation's right of first refusal upon a proposed transfer);

               (iii) Sell, lease or otherwise dispose of all or substantially all of the assets, property or business of the Corporation, or merge or consolidate the Corporation with any person, or permit any other person to merge into it, or undertake any other reorganization, other than mergers, consolidations or reorganizations in which the Corporation is the surviving corporation and, after giving effect to the merger, consolidation, or reorganization, the holders of the Corporation's outstanding capital stock immediately preceding such merger own more than fifty percent (50%) of the outstanding capital stock of the surviving corporation; or

               (iv) Take action which results in the taxation of the holders of shares of Series Preferred under Section 305 of the United States Internal Revenue Code.

     7. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

5. Said FIFTH AMENDED AND RESTATED ARTICLES OF INCORPORATION when corrected as herein specified, will conform in wording to the wording of the FIFTH AMENDED

                                      14.

AND RESTATED ARTICLES OF INCORPORATION in the resolutions adopted by the Board of Directors and Shareholders approving the FIFTH AMENDED AND RESTATED ARTICLES OF INCORPORATION.

     Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his own knowledge and that this declaration was executed on July 25, 1997.

                         /s/ Benjamin F. McGraw
                         ----------------------------------------
                         Benjamin F. McGraw, III
                         Title:   President


                         /s/ Alan C. Mendelson
                         ----------------------------------------
                         Alan C. Mendelson
                         Title:   Secretary

                                      15.